Exhibit 10.27.4

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this "Amendment") is made by and between HOBART RETIREMENT L.L.C., an Indiana limited liability company ("Landlord"), and SUMMERVILLE 2 LLC, a Delaware limited liability company ("Tenant"), effective as of the date of mutual execution and delivery ("Contract Date").

Background:

A.            Landlord and Tenant are parties to that certain Lease Agreement effective November 1, 2004 (the "Lease"), pursuant to which Tenant leased certain land and improvements and related personal property located at 1420 St. Mary's Circle, Hobart, Indiana 46342 and commonly known as Brentwood Assisted Living Community, as more particularly described in the Lease (the "Premises").

B.            Landlord, at Landlord's sole cost and expense, has agreed to construct additional improvements to the Premises (the "Improvements"), increasing the Premises (measured in residential capacity) by 22 assisted living units and 28 Alzheimer-care units. Additionally, Landlord, at Landlord's sole cost and expense, has agreed to purchase and install in the Improvements certain furniture, fixtures and equipment, as more particularly described on Exhibit "B" attached hereto (the "FF&E"). The Premises subject to the Lease shall include the Improvements together with the FF&E (collectively, the "Addition") effective as of the Occupancy Date (as defined below). Tenant has agreed to terms as set forth below as to the procedure for construction of the Addition and for the modification of rent and other Tenant obligations in connection therewith.

NOW, THEREFORE, in consideration of the mutual promises herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant, intending to be legally bound, hereby agree as follows:

1.            Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Lease.

2.           Construction of Addition. Subject to Paragraph 2(a) below, Landlord, at its sole cost and expense, shall (a) construct the Improvements in accordance with the plans attached as Exhibit "A" hereto (the "Plans"), and (b) obtain and install in the Improvements the FF&E (collectively, the "Construction"). The FF&E shall be the property of Landlord and shall, in accordance with Paragraph 3 below, become part of the Leased Property under the Lease.

(a)    Amendment Conditioned Upon HUD Financing. Landlord's obligation to construct the Addition is contingent upon and subject to the closing of an amendment to the existing Mortgage applicable to the Facility as insured by the U.S. Department of Housing and Urban Development (HUD) under Section 232 of the National Housing Act (the "Loan Closing"). If the Loan Closing does not occur by the Outside Date (as defined below), Tenant shall have the right to terminate this Amendment upon written notice to Landlord given not later than twenty (20) days after the Outside Date, in which event this Amendment shall be null and void and of no further force and effect and neither party shall have any further rights or obligations hereunder except as may otherwise be expressly provided herein.

(b)            Permits And Approvals. Except as otherwise expressly set forth herein, Landlord shall, at its sole cost and expense, obtain all required licenses, certificates, permits, fees and inspections associated with the Addition (collectively, the "Approvals"); provided, that in accordance with Paragraph 5 below, Tenant shall be responsible for the operations-related requirements for amendment of the existing license of the Facility as a "Residential Care Facility" under Indiana law (Indiana Administrative Code 410-16.2-5-1, hereafter, the "ALF Licensing Law") to permit the operation of the assisted living and Alzheimer care portions of the Improvements (the "License Amendment"); Landlord's responsibility for the License Amendment shall be limited to the construction of the Addition in accordance with the requirements of the ALF Licensing Law. Landlord shall, in consultation with Tenant, submit the Plans and other construction-related documentation for the Addition as required under the ALF Licensing Law (the "Construction Documents") to the Indiana Department of Health (from which the License Amendment must be obtained; hereafter, the "Licensing Authority"), in coordination with Tenant's submission to the Licensing Authority of documentation relating to the staffing of the assisted living and Alzheimer care portions of the Improvements and other operational requirements for obtaining the License Amendment. Landlord shall be responsible for obtaining approval of the Construction Documents from the Licensing Authority as required for the License Amendment and Tenant shall be responsible for obtaining approval from the Licensing Authority for all operational matters required for the License Amendment.

(c)            Completion. Landlord shall use its best efforts to obtain HUD and Mortgagee approval as required for the Loan Closing, to cause the Loan Closing to occur, and to obtain a building permit authorizing the Construction, within one-hundred-eighty (180) days from the Contract Date (the "Outside Date"). From and after the Outside Date, provided that the Loan Closing has occurred and Landlord has obtained the building permit authorizing the Construction, Landlord shall use its best efforts to complete the Construction and obtain the necessary Approvals to authorize Tenant's occupancy and use of the Addition for provision of accommodations and care for Residents (such Approvals, not including the License Amendment, are referred to hereafter as the "Certificate of Occupancy"). The "Occupancy Date" shall mean the date Landlord completes the Addition in accordance with the terms and conditions of this Amendment and Landlord delivers to Tenant a Certificate of Occupancy for the Improvements. Landlord shall cause the Addition to be completed in accordance with the terms and conditions of this Amendment and deliver a Certificate of Occupancy to Tenant for the Improvements within twelve (12) months following the Outside Date (the "Completion Period"). In the event that Landlord has not caused the Loan Closing to occur, and obtained the building permit authorizing the Construction, by the Outside Date, Tenant shall either terminate this Amendment in accordance with Paragraph 2(a) above or the parties will agree to extend the Outside Date.

(d)          Tenant's Operations/Entry To Improvements During Construction. Landlord covenants and agrees that during the Construction it will use diligent efforts to minimize interference with Tenant's operations at the existing Premises. Tenant covenants and agrees that during the Construction (until the Occupancy Date) it will use diligent efforts to prevent its employees and Residents of the Facility, as well as prospective Residents or other Tenant invitees, from entering the Improvements. Tenant shall hold Landlord harmless from any loss arising from Residents or Tenant's employees entering the Improvements prior to the Occupancy Date, except to the extent such loss is caused by the negligence or willful misconduct of Landlord.

3.            Amendment of Lease. Effective upon the Occupancy Date, the Lease shall be amended as follows:

(a)            All references to the "Premises," the "Leased Premises" and the "Leased Property" in the Lease shall be amended to include the Addition.

(b)           All references to "Equipment" in the Lease shall be amended to include the FF&E.

(c)           The amount of the annual Base Rent payable by Tenant under the Lease shall be increased by 1.21 times Landlord's annual mortgage payment payable pursuant to the HUD mortgage for construction of the Improvements based upon total development costs (per the line items in Exhibit D), Landlord equity of not less then ten percent (10%) of the HUD mortgage amount, and the actual fixed interest rate of the HUD mortgage (such amount referred to herein as the "Increased Base Rent"); provided, however, notwithstanding anything to the contrary herein and notwithstanding the actual development costs or HUD mortgage interest rate, in no event shall the Increased Base Rent exceed $495,711; provided, further, that the Increased Base Rent shall not be subject to adjustment pursuant to Section 6.1(A) of the Lease until occupancy of the Addition reaches 90% for three (3) consecutive months.

4.            Commencement Date. The commencement date with respect to Tenant's  obligation to pay the Increased Base Rent shall be the day after the Occupancy Date.

5.            License Application. Subject to Landlord's responsibility for construction-related matters as stated in Paragraph 2(b) above, Tenant shall be responsible, at its sole cost and expense, for obtaining the License Amendment from the appropriate state assisted living licensing agencies as required for Tenant to operate the assisted living and Alzheimer care portions of the Addition and, in connection therewith, for preparation and submission of any and all applications and other materials required by such licensing agencies, together with payment of any and all application fees, charges and expenses related thereto. Landlord agrees to cooperate fully with Tenant in connection therewith.

6.            Security Deposit. Not later than five (5) business days following the date that Landlord provides written notice to Tenant that the Loan Closing has occurred and Landlord has received all Approvals required to commence construction of the Improvements, Tenant shall pay Landlord an additional security deposit in the amount of Two Hundred Thirty-Eight Thousand and No/100 Dollars ($238,000.00) and the term "Security Deposit" under the Lease shall be amended to include such amount; provided, however, that in the event the Occupancy Date has not occurred within the Completion Period, such additional security deposit shall be immediately returned to Tenant and any of Landlord's carrying costs with respect to the Addition from and after Completion Period shall not be added to the calculation of Increased Base Rent provided in Paragraph 3(c) above; further provided, that if the Construction is delayed by any willful act or neglect of Tenant, or the Occupancy Date is delayed by fire, adverse weatherconditions not reasonably anticipatable, unavoidable casualties, or acts of God, then the Completion Period shall be extended a period of time equal to the delay caused by said facts provided that Landlord has furnished Tenant prompt written notice following the occurrence of any such event.

7.            Marketing Allowance. On or before the Occupancy Date, as the funds are received by Landlord from the HUD construction loan, shall pay to Tenant, in cash, such amounts as Landlord receives under the HUD construction loan as a marketing allowance to assist Tenant with its pre occupancy marketing costs. Notwithstanding anything herein or in the Lease to the contrary, as of the date of this Amendment, Tenant shall be permitted to market and lease space in the Addition to prospective tenants, subject to the restriction stated in Paragraph 2(d) above as to entry prior to the Occupancy Date.

8.            Suspension Of Rent Ratio Requirements. The terms of Section 4.2 of the Lease shall be suspended for a period of fourteen (14) months following the beginning of the next calendar month after the month in which the Occupancy Date occurs.

9.            Landlord's Construction Warranties/Post-Construction Procedure. Exhibit "C"attached hereto and made a part hereof defines Landlord's Construction Warranties (as such term is defined in Exhibit "C") and the inspection/approval procedure to be followed in completion of the Construction.

10.          Representations. Landlord represents, warrants and covenants that: (a) as of the Occupancy Date, Landlord shall be the sole owner of the Leased Property (as such term is amended by this Amendment); (b) the Addition shall be leased to Tenant free and clear of any and all liens, encumbrances, conditions or restrictions which would impair or restrict Tenant's use and possession thereof for the purposes permitted under the Lease (as amended hereby); and (c) the Addition shall be defect-free for a period of one (1) year in accordance with Exhibit "C"  and Landlord shall assign to Tenant any warranties provided to Landlord in connection with the Addition.

11.           No Brokers. Each party represents and warrants to the other that such party has dealt with no broker, agent or other person in connection with this Amendment and that no broker, agent or other person brought about this Amendment, and each party agrees to indemnify, defend and hold the other party harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by with regard to this Amendment.

12.          Other Terms. All of the other terms, covenants and conditions of the Lease not inconsistent herewith shall remain in full force and effect and unchanged hereby. In the case of any inconsistencies between the terms and conditions contained in the Lease and the terms and conditions contained herein, the terms and conditions contained herein shall control

13.          Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Indiana.

14.          No Other Amendments. Except as amended hereby, the Lease remains in full force and effect and without any amendment or modification.

15.          Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, all of which, when delivered, shall together constitute one and the same instrument, and a facsimile copy shall be deemed to be as sufficient as an original for all purposes.

[signatures appear on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

LANDLORD:

HOBART RETIREMENT L.L.C.,
an Indiana limited liability company

By:	/s/ Charles M. Loeser
Name: Charles M. Loeser
Title: Secretary

TENANT:

SUMMERVILLE 2 LLC,
a Delaware limited liability company

By:	/s/ Granger Cobb
Name: Granger Cobb
Title: President